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                                                             Exhibit 11


                                  KOLLMORGEN CORPORATION
                              COMPUTATION OF PER SHARE EARNINGS
                   (In thousands, except per share amounts)
                                 (unaudited)


                                               For the                 For the
                                          Three Months Ended       Six Months Ended
                                                June 30,                June 30,
                                              -------------------      ------------------
                                    1997      1996       1997      1996
                                  --------  --------   --------  --------
Net income                        $15,459   $ 2,229    $17,469   $ 3,877

Less preferred stock dividends
     and accretion of discount          0         0          0      (285)
                                  --------  --------   --------  --------
Earnings applicable to common shares         15,459      2,229     17,469    3,592

Number of shares:
  Weighted average number of
     shares outstanding:
  Primary                          10,190    10,092     10,193    10,042
  Fully diluted                    10,311    10,063     10,309    10,162
                                  --------  --------   --------  --------
Earnings per common share:
  Primary                         $  1.52   $  0.22    $  1.71   $  0.36
                                  ========  ========   ========  ========
  Fully diluted                   $  1.50   $  0.22    $  1.70   $  0.35
                                  ========  ========   ========  ========




See accompanying notes to consolidated financial statements.
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